                                                                   EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into on this 28th day of January, 1998, by and between Hvide Marine Incorporated, a Florida corporation ("Hvide"), Sabine Transportation Company, an Iowa corporation ("STCI"), (Hvide and STCI being collectively referred to as the "Buyers"), Kirby Corporation, a Nevada corporation ("Kirby"), Sabine Transportation Company, a Delaware corporation and a wholly owned subsidiary of Kirby ("Sabine"), and Kirby Tankships, Inc., a Delaware corporation and a wholly owned subsidiary of Kirby ("Tankships") (Kirby, Sabine, and Tankships being collectively referred to as the "Sellers").

                                    RECITALS

         A. Sellers are the owners of the assets described and defined below.

         B. Sellers desire to sell the assets to Buyers and Buyers desire to purchase the assets from Sellers in the manner and upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, conditions, and agreements hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

SECTION 1.  PURCHASE AND SALE OF ASSETS.

         1.1 Purchase and Sale. At the Closing (as hereinafter defined) and subject to the terms and conditions of this Agreement, one or more of the Sellers shall sell, transfer, assign, and deliver to the Buyer listed on the relevant schedule, and each such Buyer shall purchase, acquire, take assignment, and delivery from such Seller, free and clear of all liens, claims, charters, encumbrances, mortgages, maritime liens, security interests, or any other debts whatsoever ("Liens") except for Permitted Encumbrances (as hereinafter defined), all of the right, title, and interest of such Seller in the following assets (collectively, the "Assets"):

                  (a) the vessels listed on Schedule 1.1(a) (the "Vessels"), together with the Vessels' respective engines, tackle, winches, cordage, general outfit, electronic and navigation equipment, and other appurtenances and appliances (whether or not aboard the Vessels), but excluding any petty cash aboard the Vessels;

                  (b) all of such Seller's inventory of spare or replacement parts, stores, tools and provisions designated for the Vessels listed with respect to each Vessel on Schedule 1.1(a), including fuel on board the Vessel that is not the property of a charterer (the "Inventory"), and all records relating exclusively to the Vessels, including maintenance and repair, architectural plans and records, classification records and correspondence with classification society and U.S. Coast Guard, yard work, purchasing records, and vendor records, in whatever form including computer programs and data compilations, but excluding memorabilia relating to the Vessels other than duplicates of color photographs thereof;

                  (c) the trade names listed on Schedule 1.1(c) (the "Trade Names");

                  (d) to the extent permitted by applicable law and except to the extent noted on Schedule 2.10, all licenses and permits issued by any governmental authorities held or used by any Seller in connection with the ownership or operation of any of such Seller's Vessels, including the permits listed on Schedule 2.10;

                  (e) all of such Seller's rights, title, and interest in the charters and other contracts listed opposite such Seller's name on
         Schedule 1.1(e) (the "Assigned Contracts");

                  (f) the real property described on Schedule 2.8 and all interests of Sellers in and related to the buildings, structures, fixtures, quays, wharfs, piers, docks, and improvements thereon and all other appurtenances thereto (the "Real Property") and the machinery, slop barge, office furniture and equipment, and other equipment used in connection therewith; and

                  (g) the books and records of and furniture and equipment used in connection with the operations of Sabine Towing Company.

As used herein, the term "Business" shall mean the business of owning and operating the Assets as they are currently operated by Sellers. As used herein, the term "Permitted Encumbrances" shall relate to the Real Property only and shall mean (i) liens for taxes and assessments not yet due and payable, (ii) mechanics', materialmen's and similar liens arising in the ordinary course of business securing amounts not yet due and payable, (iii) other encumbrances, zoning restrictions and other restrictions on the use of the Real Property that do not materially detract from the value of or materially interfere with the use of the Real Property, (iv) liens, minor imperfections of title, easements and rights-of-way that do not materially detract from the value of or materially interfere with the use of the Real Property, and (v) liens and encumbrances on the Real Property that are disclosed on Schedule 2.8.

         1.2 Assumed Obligations and Retained Obligations. At the Closing, Hvide shall assume and covenant to perform and discharge those obligations of the Sellers arising subsequent to the Closing under the Assigned Contracts listed on
Schedule 1.1(e) (the "Assumed Obligations"). Buyers shall assume no other obligations of Sellers, including obligation of Sellers under any collective bargaining agreements, and the Sellers shall retain, from and after the Closing, all liabilities and obligations existing with respect to the Assets immediately prior to the Closing other than the Assumed Obligations.

         1.3 Purchase Price. The aggregate purchase price for the Assets shall be $38,600,000 (the "Purchase Price") payable in cash, of which $31,386,000 shall be paid by Hvide and $7,214,000 shall be paid by STCI, payable as provided in Section 9. The Purchase Price shall be allocated among the Assets as provided on Schedule 1.3.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

         The Sellers represent and warrant to the Buyers as follows:

         2.1 Corporate Status. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary and in which the failure to qualify would have a material adverse effect on the value or use of the Assets.

         2.2 Authority for Agreement. Each Seller has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each Seller, the performance of its obligations pursuant to this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each Seller and, to the extent required, the stockholders of each Seller, and no further corporate proceedings on the part of any Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and (assuming the valid authorization, execution, and delivery of this Agreement by the Buyers) is a valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

         2.3 Absence of Breach; Consents and Approvals. Except for the notification required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), such filings with the U.S. Coast Guard as may be necessary or appropriate in connection with the transfer of title to the Vessels and except as will be obtained prior to Closing, no approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by the Sellers or for the performance of their obligations hereunder. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not,
(i) conflict with the Certificate of Incorporation or Bylaws of any of the Sellers, or (ii) result in a breach or violation of any provision of, constitute a default or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, any indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other contract, agreement, or instrument of any Seller, or any material law, statute, rule or order, decree, or restriction to which any Seller is a party or by which its property is bound.

         2.4 Financial Statements. The Sellers have delivered to the Buyers balance sheets of the Business as of December 31, 1994, 1995, and 1996, and the related statements of operations, retained earnings, and cash flows for the years then ended, and the balance sheets of the Business as of September 30, 1997 and the related statements of operations, retained earnings and cash flows for the nine months then ended. Such balance sheets fairly present the financial position of the Business as of their respective dates, and such other financial statements fairly present the results of operations and other information included therein of the Business for the respective periods and as of the respective dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

         2.5 Compliance with Applicable Law. Except as set forth on Schedule 2.5, (a) Sellers are, to the knowledge of Sellers, in material compliance with all laws, ordinances, codes, restrictions, regulations and other legal requirements applicable to the conduct of the Business, the failure to comply with which would have a material adverse effect on the Business, and (b) there are no lawsuits or proceedings pending with respect to the foregoing.

         2.6 Environmental Matters.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

         "Environmental Laws" (a) means all Laws relating to (i) pollution or the protection of the environment (including air, surface water, ground water, soil, land surface, or subsurface strata), (ii) public or employee health or safety, or (iii) disposal, storage, treatment, emissions, discharges, spills, releases, or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, import, export, treatment, storage, disposal, transport, or handling of Materials of Environmental Concern, and (b) shall include the Resource Conservation and Recovery Act, as amended ("RCRA"); the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), the Clean Water Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act, as amended; the Occupational Safety and Health Act of 1970, as amended ("OSHA"); and all implementing laws and all similar state and local laws, with respect to each of the foregoing acts.

         "Materials of Environmental Concern" means any and all hazardous chemicals and materials, and any and all hazardous substances as defined in CERCLA, hazardous wastes as defined in RCRA, petroleum and petroleum products, radioactive materials, and any and all chemicals, constituents, pollutants, contaminants, or other substances regulated under any Environmental Laws or which may pose a present or potential hazard to health or the environment and any actual, potential or threatened emissions, discharges, releases, or other emanations thereof.

                  (b) Except as set forth on Schedule 2.6(b), Sellers have not received any notice alleging any actual or potential non-compliance with, or actual or potential liability or responsibility under, any Environmental Laws in connection with Sellers' ownership, possession, use, or operation of the Assets. Except as set forth on Schedule 2.6(b), no action, suit, proceeding, investigation, or complaint for violation of any Environmental Laws is pending with respect to the Assets, and Sellers have no knowledge of any condition that is reasonably likely to give rise to any such action, suit, proceeding, investigation, or complaint.

                  (c) To Sellers' knowledge, based upon Sellers' good faith efforts to locate all environmental audits, assessments, and other documents relating to environmental matters concerning the Real Property in Sellers' possession, Schedule 2.6(c) lists all documents relating to environmental matters concerning the Real Property in Sellers' possession, copies of all of which have been provided to Hvide. Sellers make no representation as to the accuracy, completeness, or contents of the documents listed on Schedule 2.6(c).

                  (d) Notwithstanding any provision of this Agreement to the contrary, this Section 2.6 sets forth the exclusive representations and warranties of Sellers to Buyers with respect to environmental matters of any kind or nature whatsoever.

         2.7 Litigation. Except as set forth on Schedule 2.7, there is no (i) action, suit, claim, proceeding, or investigation relating to the Assets pending or, to the best of Sellers' knowledge, threatened against or affecting any Asset, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, that would materially adversely affect such Asset or the Business, (ii) pending or, to the best of Sellers' knowledge, threatened arbitration proceeding relating to any Asset that would materially adversely affect such Asset or the Business, or (iii) governmental inquiry, to the best of Sellers' knowledge, pending or threatened against or involving any Asset that would materially adversely affect such Asset or the Business. Except as set forth on Schedule 2.7, no Seller has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the prospects, condition, or operations of any Asset. Except as set forth on
Schedule 2.7, there are no outstanding orders, writs, judgments, injunctions, or decrees of any court, governmental agency, or arbitration tribunal against, involving, or affecting any Asset.

         2.8 Real Property. Schedule 2.8 sets forth an accurate, correct, and complete legal description of the Real Property, including a street address, and a list of all contracts and agreements, oral or written, relating to or affecting the Real Property or any interest therein. Sellers have delivered to Hvide accurate, correct, and complete copies of all such contracts and agreements. Sellers have the sole and exclusive legal and equitable ownership of all right, title, and interest in and has good, marketable, and insurable title in fee simple absolute to, and is in possession of, the Real Property, including the buildings, structures, quays, wharfs, piers, docks, and improvements situated thereon and appurtenances thereto, in each case free and clear, except as described on Schedule 2.8, of all tenancies and other possessory interests, security interests, conditional sale, or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments, and other burdens, except for Permitted Encumbrances. All contracts, agreements, and undertakings affecting the Real Property are set forth in Schedule 2.8 and are legally valid and binding and in full force and effect, and there are no defaults, offsets, counterclaims, or defenses thereunder, and Sellers have received no notice of default, offset, counterclaim, or defense under any such contracts or agreements.

         Neither the whole nor any portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such condemnation, requisition, or taking has been received. To the knowledge of the Sellers, no such condemnation, requisition, or taking is threatened or contemplated. Sellers have no knowledge of any public improvements that may result in special assessments against or otherwise affect the Real Property.

         The Real Property is in compliance with all applicable zoning, building, health, fire, water, use, or similar Laws. The zoning of each parcel of Real Property permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the Business as presently conducted thereon. Sellers have all licenses, certificates of occupancy, permits, and authorizations required to conduct the business currently conducted by Sellers on the Real Property. Sellers have all easements and rights necessary to conduct the business currently conducted by Sellers on the Real Property, including easements for all utilities, services, roadway, railway, and other means of ingress and egress. Sellers have all rights to any off-site facilities necessary to ensure compliance in all material respects with all zoning, building, health, fire, water, use, or similar Laws. To the knowledge of the Sellers, no fact or condition exists that has resulted or would result in the termination or impairment of access to the Real Property or discontinuation of sewer, water, electric, gas, telephone, waste disposal, or other utilities or services. To the knowledge of Sellers, the facilities servicing the Real Property are in full compliance with all codes, laws, rules, and regulations.

         Sellers have delivered to Hvide accurate, correct, and complete copies of all existing title insurance policies, title reports, surveys, environmental audits, and similar reports, if any, with respect to each parcel of the Real Property. Schedule 2.8(a) sets forth an accurate, correct, and complete legal description of the strip of property approximately five feet wide between the Real Property and the property adjoining the Real Property.

         2.9 Trade Names. Sellers own, or are licensed or otherwise have the full and unrestricted right to use the Trade Name "Sabine Transportation Company." Sellers have not granted to any other person any license or other right to use in any manner any of the Trade Names, whether or not requiring the payment of royalties. To the knowledge of Sellers, none of the Trade Names is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation, and there are no claims or demands of any other person, and no proceedings have been instituted, or are pending or, to the best of Sellers' knowledge, threatened, relating to the Trade Names.

         2.10 Licenses and Permits. To the knowledge of Sellers, Schedule 2.10 lists all licenses, permits, pending applications, consents, approvals, and authorizations of or from any public or governmental agency utilized by Sellers in connection with their current use of the Assets (collectively, the "Permits"), each of which is in full force and effect. Sellers have complied with all conditions and requirements imposed by the Permits and have not received any notice that any appropriate authority intends to cancel, terminate, or suspend any of the Permits and has no reason to believe that valid grounds for such cancellation, termination, or suspension exist. No licenses or permits other than the Permits are necessary to operate the Assets in the manner in which the are currently utilized by Sellers. Sellers own or have the right to use the Permits in accordance with the terms thereof without any conflict or infringement with the rights of others and subject to no claim, and each Permit is valid and, except as noted on Schedule 2.10, no Permit will be subject to termination, terminated, or adversely affected by the transactions contemplated by this Agreement, except that no representation is made with respect to the transferability of any Permit.

         2.11 Outstanding Commitments. The Assigned Contracts constitute all existing material contracts, agreements, charters, leases, subleases, commitments, licenses, and franchises, whether written or oral, relating to the Business. Sellers have delivered or made available to Buyers true, correct, and complete copies of all written Assigned Contracts, and Schedule 1.1(e) contains an accurate and complete description of all Assigned Contracts that are not in writing. Except as set forth in Schedule 1.1(e), all of the Assigned Contracts are in full force and effect, each Seller and, to the knowledge of Sellers, each other party to each of the Assigned Contracts has performed all the obligations required to be performed by it to date, and, to the knowledge of Sellers, there is not under any of the Assigned Contracts any existing default that with notice or lapse of time or both would constitute such a default. Sellers have no present expectation or intention of not fully performing their obligations under each of the Assigned Contracts and no knowledge of any breach or anticipated breach by any other party to any of the Assigned Contracts. None of the Assigned Contracts has been terminated nor has notice of termination been given with respect thereto, no notice has been given by any party thereto of any alleged default thereunder by any party thereto, and Sellers are aware of no intention or right of any party to any Assigned Contract to declare a default by another party to any Assigned Contract. There exists no actual or threatened termination, cancellation, or limitation of the business relationship of any Seller with any party to any Assigned Contract except by reason of the expiration of the term of such Assigned Contract. Schedule 2.11 identifies all existing leases, together with the name and address of the lessor and the material terms of the lease, covering all leased equipment aboard any of the Vessels.

         2.12 Vessels. Each Seller has, and will have at the time of Closing, good and lawful title to the Vessels owned by it, and the Vessels will be sold pursuant to this Agreement free and clear of any Liens. With respect to each
Vessel:

                  (a) such Vessel is registered under the laws of the United States and is qualified to operate in the trade or service in which it is currently operating;

                  (b) such Vessel has been maintained and serviced in accordance with Sellers' normal practices and in the normal course of business;

                  (c) such Vessel holds in full force and effect all certificates, licenses, permits, and rights required for operating in the manner in which it is currently being operated;

                  (d) no event has occurred and no condition exists that would materially adversely affect the condition of such Vessel;

                  (e) if such Vessel is classed by a classification society, such vessel is in class, free of any recommendations of which any Seller has been informed;

                  (f) since September 30, 1997, Sellers have continued, and will continue through the time of Closing, to maintain their inventory of spare parts, equipment, tools, provisions, stores, and supplies (whether on board or ashore) for such Vessel following the same policy and in the same, usual, and customary manner as prior to such date, including any renewal or replacement spare parts used in the repair of such Vessel; and

                  (g) since September 30, 1997, Sellers have not departed from any normal drydock and maintenance practices or discontinued replacement or renewal of spares in operating such Vessel, deferred any scheduled maintenance on such Vessel, entered into any charter for such Vessel with a term of more than 30 days, or authorized any of, or agreed or committed to do any of, the foregoing actions.

         2.13 Encumbrances. Each Vessel, at the time of delivery, shall be free from all Liens and claims for dues, costs, or expenses incurred by the Vessel at the Delivery Port (as hereinafter defined).

         2.14 Labor and Employee Relations. Except as set forth in Schedule 2.14, Sellers are not party to or bound by any collective bargaining agreement with any labor union, group, or association covering any of its employees. Sellers on January 9, 1998 provided all persons employed by Sellers or their affiliates in connection with the Business notification required pursuant to the Worker Adjustment and Retraining Notification Act (the "WARN Act").

         2.15 Books and Records. The books, records, accounts, ledgers, and files of Sellers relating to the Business are accurate and complete and have been maintained in accordance with good business and bookkeeping practices.

         2.16 Absence of Material Adverse Changes. Subsequent to September 30, 1997, there has been no Material Adverse Change, which, for purposes of this Agreement, shall mean a material adverse change in the financial condition, business, operations, or prospects of the Business other than any adverse change resulting from general economic conditions, economic conditions affecting the shipping industry generally, or economic conditions generally affecting the markets in which the Assets are operated.

         2.17 Brokers. Sellers shall be responsible for payment of any financial advisory fee, brokerage commission, finder's fee, or like payment payable to any broker, agent, person, or firm acting on behalf of Sellers or under their authority in connection with the transactions contemplated hereby.

         2.18 Disclosure. All documents and schedules delivered or to be delivered by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby are true, complete, and correct in all material respects. Neither this Agreement, nor any Schedule to this Agreement contains any untrue statement of a material fact or omits a material fact with respect to Sellers, the Business, or the Assets necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

         2.19 Citizenship. Each of the Sellers is, and has been so long as it has owned or chartered any vessels, a citizen of the United States within the meaning of section 2 of the Shipping Act, 1916, as amended (the "Shipping Act").

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF HVIDE.

         Hvide represents and warrants to the Sellers as follows:

         3.1 Corporate Status. Hvide is a corporation duly organized, validly existing, and in good standing under the laws of Florida, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary.

         3.2 Authority for Agreement. Hvide has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Hvide, the performance of its obligations pursuant to this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Hvide and no further corporate proceedings on the part of Hvide are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hvide and (assuming the valid authorization, execution, and delivery of this Agreement by the Sellers) is a valid and binding obligation of Hvide, enforceable against it in accordance with its terms.

         3.3 Absence of Breach; Consents and Approvals. Except for the notification required by the HSR Act, no approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by Hvide or for the performance of its obligations hereunder. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not (i) conflict with the Certificates of Incorporation or Bylaws of Hvide or (ii) result in a breach or violation of any provision of, constitute a default, or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other contract, agreement, or instrument, or any material law, statute, rule or order, decree, or restriction to which Hvide is a party or by which it or its property is bound.

         3.4 Annual and Quarterly Reports. None of Hvide's Annual Report on Form 10- K for the year ended December 31, 1996 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997, as filed with the Securities and Exchange Commission, contains as of its date any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

         3.5 Brokers. Hvide shall be responsible for payment of any financial advisory fee, brokerage commission, finder's fee, or like payment payable to any broker, agent, person, or firm acting on behalf of Hvide or under its authority in connection with the transactions contemplated hereby.

         3.6 Disclosure. All documents and schedules delivered or to be delivered by or on behalf of Hvide in connection with this Agreement and the transactions contemplated hereby are true, complete, and correct. Neither this Agreement, nor any Schedule to this Agreement contains any untrue statement of a material fact with respect to Hvide or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

         3.7 Funding. Hvide has and at the Closing will have the financial capacity to fund the full Purchase Price. Contemporaneously with the execution and delivery of this Agreement, Hvide has furnished Sellers a true copy of a commitment from a financial institution confirming that Hvide has the financing available to fund its portion of the Purchase Price.

         3.8 Citizenship. Hvide is, and has been so long as it has owned or chartered any vessels, a citizen of the United States within the meaning of section 2 of the Shipping Act.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF STCI.

         STCI represents and warrants to the Sellers as follows:

         4.1 Corporate Status. STCI is a corporation duly organized, validly existing, and in good standing under the laws of Iowa, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary.

         4.2 Authority for Agreement. STCI has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by STCI, the performance of its obligations pursuant to this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of STCI and no further corporate proceedings on the part of STCI are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by STCI and (assuming the valid authorization, execution, and delivery of this Agreement by the Sellers) is a valid and binding obligation of STCI, enforceable against it in accordance with its terms.

         4.3 Absence of Breach; Consents and Approvals. No approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by STCI or for the performance of its obligations hereunder. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not (i) conflict with the Certificates of Incorporation or Bylaws of STCI or (ii) result in a breach or violation of any provision of, constitute a default or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other contract, agreement, or instrument, or any material law, statute, rule or order, decree, or restriction to which STCI is a party or by which it or its property is bound.

         4.4 Brokers. STCI shall be responsible for payment of any financial advisory fee, brokerage commission, finder's fee, or like payment payable to any broker, agent, person, or firm acting on behalf of STCI or August or under their authority in connection with the transactions contemplated hereby.

         4.5 Disclosure. All documents and schedules delivered or to be delivered by or on behalf of STCI in connection with this Agreement and the transactions contemplated hereby are true, complete, and correct. Neither this Agreement, nor any Schedule to this Agreement contains any untrue statement of a material fact with respect to STCI or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

         4.6. Funding. STCI has and at the Closing will have the financial capacity to fund its portion of the Purchase Price. Contemporaneously with the execution and delivery of this Agreement, STCI has furnished Sellers a true copy of commitments from financial institutions confirming that STCI has the financing available to fund its portion of the Purchase Price.

         4.7 Citizenship. STCI is, and has been so long as it has owned or chartered any vessels, a citizen of the United States within the meaning of section 2 of the Shipping Act.

SECTION 5.  COVENANTS.

         5.1 Cooperation. Until the Closing, Buyers and Sellers shall use their good faith efforts to perform and fulfill all conditions and obligations to be fulfilled or performed by them hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

         5.2 Access. Until the Closing with respect to each Vessel, Buyers shall have the right to place up to two representatives upon such Vessel for the sole purpose of conducting inventories of spares, tools, and other equipment on such Vessel. Such representative may be aboard each Vessel at times determined in the reasonable discretion of Sellers and may remain aboard each Vessel for a period of time sufficient to conduct such inventories. Buyers shall provide such standard indemnities as may be required by Sellers. Until the Closing, Sellers shall give Buyers, their attorneys, accountants, and other authorized representatives complete access, upon reasonable notice and at reasonable times, to their respective offices, suppliers, employees, business and financial records, contracts, business plans, budgets and projections, agreements and commitments, and other documents and information concerning the Business and the Assets and persons employed by or doing business with the Sellers. In order that Buyers may have full opportunity to make such examination and investigation as they may desire, Sellers shall furnish Buyers and their representatives during such period with all such information as such representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants, and attorneys of each to cooperate fully with the representatives of Buyers in connection with such review and examination and to make full disclosure to Buyers of all material facts affecting the financial condition and the operations, properties, and prospects of the Business and the Assets; provided, that Buyers will hold the documents and information concerning Sellers confidential in accordance with Section 5.14 hereof.

         5.3 Insurance. Until the Closing with respect to each of the Assets, Sellers shall maintain insurance providing substantially the same coverage with respect to each such Asset as is currently in force.

         5.4 Compliance with Laws. Until the Closing, Sellers shall use the Assets in compliance in all material respects with all applicable laws, rules, regulations, and orders.

         5.5 Keeping of Books and Records. Until the Closing, Sellers shall keep records and books of account with respect to the Business and the Assets, in which entries will be made in accordance with generally accepted accounting principles consistently applied and in such detail as is consistent with Sellers' past practice.

         5.6 Actions Prior to Closing. Sellers shall utilize the Assets pending the Closing only in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, Sellers shall not, except in the ordinary and usual course, without the prior written consent of Buyers, enter into any contract or charterparty binding any Asset subsequent to the Closing with respect to such Asset or release or relinquish any contract or other right relating to the Assets. Sellers shall, upon the request of Buyers, remove from any Vessel prior to the Closing with respect to such Vessel any leased equipment aboard such Vessel.

         5.7 Litigation. Until the Closing, Sellers shall promptly notify Buyers of any lawsuits, claims, proceedings, or investigations relating to any Asset that are threatened or commenced against or by the Sellers.

         5.8 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing, Sellers shall (i) utilize the Assets in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing as if made on and as of the Closing, except for changes and events arising as a consequence of the Closing, or actions in the ordinary and usual course of business after the date hereof that do not result in a Material Adverse Change and (ii) advise Buyers promptly in writing of any condition or circumstance occurring from the date hereof through the Closing that could cause any representations or warranties of Sellers to become untrue.

         5.9 No Negotiations. Until the Closing, or the earlier termination of this Agreement in accordance with its terms, Sellers shall not, directly or indirectly, engage in discussions or negotiations with, or provide any information to, any person with respect to the possible sale or transfer, by joint venture or otherwise, of any of the Assets to any person other than Buyers.

         5.10 Interim Financial Statements. Sellers shall, within 15 days after the end of each month prior to the Closing, deliver to Buyers the monthly financial statements relating to the Business and, within 15 days after the completion of the Closing, deliver to Buyers the financial statements relating to the Business for the period from the beginning of the month during which the Closing is completed through the date on which the Closing is completed.

         5.11     General Covenants.  Buyers and Sellers agree:

                  (a) if any event should occur, either within or without the knowledge or control of any party, that would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible;

                  (b) to cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions that may be reasonable or necessary to obtain the consent of any governmental instrumentality, or any third party to accomplish the transactions contemplated by this Agreement;

                  (c) to deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions, and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein; and

                  (d) to confer on a regular basis with each other, report on material operational matters, and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on Sellers or which would cause or constitute a material breach of any of the representations, warranties, or covenants of any party contained herein.

         5.12 Public Announcements. The parties shall consult with each other prior to the issuance by either party of any press release or any written statement with respect to this Agreement or the transactions contemplated hereby.

         5.13 Confidentiality. Buyers covenant and agree that they and their Representatives shall keep confidential and shall not disclose all Confidential Information (as hereinafter defined), except to Buyers' Representatives who need to know such information and keep it confidential. Buyers shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, Buyers will promptly return to Sellers all copies of Confidential Information. As used herein, "Confidential Information" means any information or data that Buyers have acquired from Sellers that is confidential or not otherwise available to the public, whether oral or written, including any analyses, computations, studies, or other documents prepared from such information or data by or for the directors, officers, employees, agents, or representatives of Buyers (collectively, the "Representatives"), but excluding information or data that (i) was lawfully obtained or developed prior to Buyers' first meeting with Sellers, (ii) became available to the public other than as a result of Buyers' violation of this Agreement, (iii) became available to Buyers from a source other than Sellers if that source was not bound by a confidentiality agreement with Sellers, and such source lawfully obtained such information or data, or (iv) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to Sellers so that they may seek a protective order or other appropriate remedy.

         5.14 Environmental Assessment. Prior to Closing, Hvide will complete a full Phase II environmental assessment with respect to the Real Property and will provide a copy thereof to Sellers on or before the Closing Date.

SECTION 6.  CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO SELL THE ASSETS.

         The obligation of the Sellers to sell the Assets shall be subject to the satisfaction of each of the following conditions precedent, each of which may be waived, in whole or in part, in the sole discretion of the Sellers, by a written instrument signed by each of the Sellers:

         6.1 Representations, Covenants, Certificate. The representations and warranties of Buyers set forth in Sections 3 and 4 shall be true in all material respects, as of the Closing with the same effect as though made at the Closing Date; and Buyers shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date; and Sellers shall have received certificates, dated as of the Closing Date, as to the matters set forth in this Section 6.1 from each of the Buyers, to the extent of their respective representations, warranties and covenants.

         6.2 Opinions of Counsel for the Buyers. The Sellers shall have received from Dyer Ellis & Joseph, PC, counsel for Hvide, and Joe H. Harris, Esquire, counsel for STCI, opinions, dated the Closing Date, in form reasonably satisfactory to Sellers.

         6.3 Closing Documents. Buyers shall have delivered to Sellers at the Closing the following:

         (a) copies of all governmental and other material consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement; and

         (b) an assignment and assumption agreement, in the form of Schedule 6.3(b), executed by Hvide, with respect to the Assigned Contracts being assigned to Hvide.

SECTION 7. CONDITIONS PRECEDENT TO THE BUYERS' OBLIGATIONS TO PURCHASE
           THE ASSETS.

         The obligations of the Buyers to purchase the Assets shall be subject to the satisfaction of each of the following conditions precedent, each of which may be waived, in whole or in part, in the sole discretion of the Buyers, by a written instrument signed by both Buyers:

         7.1 Representations, Covenants, Certificate. The representations and warranties of the Sellers set forth in Section 2 shall be true, and all other representations and warranties of the Sellers contained herein shall be true in all material respects, as of the Closing with the same effect as though made on the Closing Date; the Sellers shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date; and the Buyers shall have received a certificate, dated the Closing Date, as to the matters set forth in this Section 7.1 and in Section 7.3 from the Sellers.

         7.2 Opinion of Counsel for the Sellers. The Buyers shall have received from Jenkens & Gilchrist, a Professional Corporation, counsel for the Sellers, an opinion, dated the Closing Date, in form reasonably satisfactory to Buyers.

         7.3 No Material Changes in Business. From the date of this Agreement through the Closing Date, there shall not have occurred any Material Adverse Change with respect to the Business.

         7.4 Covenant Not To Compete. Each of the Sellers shall have executed and delivered to Hvide an agreement, in the form attached as Schedule 7.4, not to engage in the harbor tug or ship-assist business within the ports of Port Arthur, Texas and Lake Charles, Louisiana for a period of three years following the Closing.

         7.5 Closing Documents. Sellers shall have delivered to Buyers at the Closing the following:

                  (a) copies of all governmental and other third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement;

                  (b) an assignment and assumption agreement, in substantially the form of Schedule 6.3(b), executed by the Seller that is party thereto and consented to by the other parties thereto, with respect to the Assigned Contracts being assigned by such Seller;

                  (c) two original Bills of sale, executed by each of the Sellers in a form recordable with the United States Coast Guard with respect to the Vessels to be sold by such Seller, a general warranty deed and owner's title policy with respect to the Real Property, a quitclaim deed with respect to the real property described on Schedule 2.8(a), and original bills of sale, in forms reasonably satisfactory to the respective Buyer, with respect to the remaining non-vessel Assets;

                  (d) any and all United States Coast Guard documentation reasonably required in connection with the transactions contemplated by this Agreement;

                  (e) bills of sale conveying title to the Inventory to Buyers; and

                  (f) a commercial invoice for the sale of each Vessel at the agreed price set forth in Schedule 1.3.

         7.6 Lease. Hvide shall have reached agreement with the Port of Lake Charles (the "Port") to lease the office and dock space at the Port currently utilized in connection with the Business on terms comparable to those of the current lease of such facilities between Sabine Transportation Company and the Port and reasonably satisfactory to Hvide.

SECTION 8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

         The obligations of the Sellers to sell, and the Buyers to purchase, the Assets shall be subject to the following conditions precedent:

         8.1 Notifications, Permits, and Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act and the WARN Act shall have expired or otherwise been terminated, and all permits, authorizations, and regulatory approvals of governmental authorities necessary for the consummation of the purchase and sale of the Assets, and any required consents to such transactions under any agreement or contract by which either party is bound, shall have been obtained.

         8.2 Action or Proceeding. There shall not be any action or proceeding by or before any court or other governmental body that shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement.

SECTION 9.   CLOSING.

         9.1 General. The closing of the sale and purchase of the Assets (the "Closing") shall take place as follows with respect to all Assets other than the tank vessels listed on Schedule 1.1(a). The Closing shall, unless another date or place is agreed to in writing by the parties hereto, take place on March 10, 1998, if all conditions to the purchase and sale of such Assets have been satisfied or waived on or before such date, or as soon as practicable following the satisfaction or waiver of all such conditions if all such conditions have not been satisfied or waived on or before such date (the "Closing Date"). At the Closing with respect to such Assets, the Sellers shall deliver to Hvide the documents and certificates described in Section 7.5 with respect to such Assets, Hvide shall deliver to the Sellers the documents and certificates described in
Section 6.3, and Hvide shall deliver $19,000,000 by wire transfer of immediately available funds to an account designated in writing by Sellers to Hvide prior to the Closing with respect to such Assets. With respect to any tugs engaged in jobs on the Closing Date, Sellers shall receive the revenue attributable to such jobs completed prior to 2400 hours on the Closing Date and Hvide shall receive the revenue attributable to such jobs completed thereafter.

         9.2 Tank Vessels. The Closing of the sale and purchase of the tank vessels shall occur during the period beginning at 0001 hours on March 9, 1998, and ending at 2400 hours on March 16, 1998, (the "Closing Period"). Sellers recognize that STCI intends to employ the Vessels purchased by it immediately following such purchase and will be entering into charter parties that may provide for substantial penalties against STCI if it fails to provide timely notice of arrival to the charterers. Sellers therefore guarantee to deliver the Colorado and one additional Vessel owned by Sabine to STCI at the port of Port Arthur, Texas on March 9, 1998, conditioned upon the delivery by STCI to Sellers of the documents and certificates described in Section 6.3 and payment of the portions of the Purchase Price allocated to such Vessels on Schedule 1.3. The remaining tank vessels shall be delivered by the respective Sellers to the respective Buyers during the Closing Period; provided, however, that Sellers' delivery of a Notice of Readiness for Delivery in accordance with this Section
9.2 during the Closing Period shall constitute delivery of the related tank vessel within the Closing Period. Delivery of tank vessels by Sellers to Buyers and payment by Buyers to Sellers shall be performed in the manner and on the terms and conditions more fully set forth below.

         Sellers shall deliver each tank vessel to its respective Buyer at a berth mutually agreed upon between such Buyer and Sellers (the "Nominated Berth") at a U.S. Gulf Port nominated by the Buyer (the "Delivery Port"), unless otherwise mutually agreed between Seller and Buyer. Buyer shall nominate the Delivery Port no later then 10 days prior to the commencement of the Closing Period. Sellers shall give Buyers 7/6/5/4/3/2/1 days notice of the arrival of each tank vessel at the Delivery Port. Upon the safe arrival of the tank vessel at its Nominated Berth, Seller shall deliver to Buyer its Notice of Readiness for Delivery, which shall state that the Vessel is in all respects ready for delivery to Buyer.

         Within two banking days of the Buyer's receipt of the Notice of Readiness for Delivery, the Buyer shall transfer to Seller by wire transfer the purchase price of the Vessel as set forth in Schedule 1.3 (the "Funds"). Immediately upon confirmation of the wire transfer of Funds by Buyer, Seller shall deliver to Buyer the Vessel and the documents listed in Section 7.5 with respect to the Vessel. It is recognized and agreed, however, that STCI will not take delivery of any Vessel during pendency of a voyage.

         Sellers shall deliver each tank vessel to its respective Buyer at the Nominated Berth safely afloat, virtually intact, free of fire damage, free of arms, and ammunitions. Except for the tank vessels being purchased by Hvide, which may be delivered prior to completion of a voyage, such Vessel shall be free of cargo and charter and, provided that the Delivery Port is Port Arthur, Texas, also free of slops.

         Upon berthing of a Vessel at the Nominated Berth, its respective Buyer shall have immediate access to the Vessel for purposes of familiarization of Buyers' crew with the operation of the Vessel and the transition of crews; tank cleaning and construction of rose boxes; inspections in preparation for cargo loading; and such other purposes as may be reasonably necessary for Buyer to prepare to take control of and operate the vessel. The Buyer shall provide such standard indemnities as may be required by the Sellers.

         9.3 Voyages in Progress.

         (a) For purposes of this Section 9.3, the following terms shall have the meanings indicated:

                  (i) "Gross Revenues" means all payments received from the customer for a voyage in progress, whether received by Hvide or the Seller and whether received before or after the Closing.

                  (ii) "Reimbursements" means the portion of Gross Revenues for a voyage in progress that represents reimbursement for direct expenses of the voyage.

                  (iii) "Net Revenues" for a voyage in progress means Gross Revenues minus Reimbursements.

         (b) With respect to the Closing of the purchase by Hvide of any tank vessel engaged in a voyage in progress on the date of the Closing of such purchase:

                  (i) Net Revenues for that voyage shall be shared by Hvide and the Seller in proportion to the number of days of the voyage during which each party was the owner of the Vessel;

                  (ii) fuel expense shall be shared by Hvide and the Seller in proportion to the number of days of the voyage during which each party was the owner of the Vessel;

                  (iii) except as provided in Section 9.3(b)(ii), Hvide and the Seller shall each bear the direct expenses of the voyage attributable to the period during which such party was the owner of the Vessel; and

                  (iv) Hvide and the Seller each shall be entitled to the Reimbursements for the expenses borne by it.

For purposes of this Section 9.3(b), the Seller will be considered the owner of the Vessel prior to the date of the Closing and Hvide will be considered the owner of the Vessel on and after such date.

         (c) Net payments due from Sellers to Hvide or from Hvide to Sellers, as the case may be, for all voyages in progress on the date of the Closing shall be made within 30 days after the Closing. Each party shall have reasonable access to the books and records of the other in order to verify the revenues and expenses for voyages in progress.

         9.4 Loss or Damage. Should any Vessel become an actual, constructive, or compromised total loss (the "Damaged Vessel") before delivery to the Buyer, the Buyer shall have the option exercisable at its sole discretion, to either purchase the Damaged Vessel at the assigned price subject to P&I Club's and Underwriters' consent to assignment of payments on claims or, in the alternative, may declare this Agreement null and void with respect to the Damaged Vessel alone and take delivery of the remainder of the Vessels upon payment of the respective purchase prices set forth in Schedule 1.3.

SECTION 10.  INDEMNIFICATION.

         10.1 By the Sellers. The Sellers shall jointly and severally indemnify Buyers in respect of, and hold them harmless against, any and all debts, obligations, and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, forfeitures, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, investigations, inquiries by governmental bodies or related proceedings ("Losses")) incurred or suffered by Buyers or any affiliate of Buyers resulting from (i) the material breach of any representation, warranty, covenant, guarantee, or agreement of the Sellers contained in this Agreement and (ii) Sellers' use of the Assets prior to Closing..

         10.2 By the Buyers. Each Buyer shall severally, but not jointly, indemnify the Sellers in respect of, and hold the Sellers harmless against, any and all Losses incurred or suffered by the Sellers or their affiliates resulting from (i) the breach of any material representation, warranty, covenant, or agreement of such Buyer contained in this Agreement and (ii) such Buyer's use of the Assets after the Closing.

         10.3 Notification; Third Party Claims. Each party shall notify the other in writing as promptly as practicable whenever it shall determine that there are facts or circumstances that render the other liable to such party under this Section 10. In addition, in the event that any suit, action, or proceeding shall be brought by any third party which, if successful, would render any party liable to the other party under this Section 10, then the party seeking indemnification hereunder (the "Indemnitee") shall, as promptly as practicable after the service of process commencing such suit, action or proceeding, give notice thereof to the party from whom indemnification is sought (the "Indemnitor"). Upon receipt of such notice, the Indemnitor may elect to assume the control of the defense of such suit, action, or proceeding with counsel of its choice, and after written notice from the Indemnitor to the Indemnitee of its election so to assume the control of such defense, the Indemnitee shall not be liable to the Indemnitor for any costs or expenses incurred by the Indemnitor in connection with such defense, nor for any judgment, damages, claims, or penalties rendered or assessed in connection with any such suit, action, or proceeding, nor for any losses or damages resulting from the settlement of any such suit, action, or proceeding if settled by the Indemnitor without the written consent of the Indemnitee.

         10.4 Limitation on Losses. For purposes of any indemnification pursuant to this Section 10, Losses shall be determined after giving effect to insurance proceeds and recoveries from third parties and shall in no event include lost profits or consequential or similar damages.

         10.5 Sole Recourse. The indemnification provided in this Section 10 shall be the sole recourse of any party hereto for any breach by any other party of any representation, warranty, covenant, guarantee, or agreement contained in this Agreement.

SECTION 11.  TERMINATION.

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (i) by the mutual written consent of the Sellers and the Buyers; or

                  (ii)  by the Sellers or the Buyers if

                       (A) any court or governmental body of competent
                  jurisdiction shall have issued an order, decree, or ruling, or taken any other action, permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, provided that no termination shall be permitted under this paragraph unless the party seeking such termination shall have used its reasonable best efforts to oppose such issuance or action; or

                       (B) the other party commits any material breach of its
                  representations, warranties, or covenants set forth herein and such breach has not been cured within seven days after notice is given to terminate this Agreement as a result of such breach; or

                  (iii) by the Sellers if the conditions set forth in Section 6 have not been satisfied, other than through failure of Sellers to comply with their obligations hereunder, or waived by April 30, 1998 (the "Termination Date"), and by the Buyers if the conditions set forth in Section 7 have not been satisfied, other than through failure of Buyer to comply with its obligations hereunder, or waived by the Termination Date.

         11.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties hereunder shall terminate. No termination of this Agreement shall act to terminate or otherwise impair the obligations set forth in Sections 5.13 and 13.2.

         11.3 Termination Concerning Real Property. Hvide may terminate its obligation to purchase the Real Property and Sellers' obligation to deliver the quitclaim deed with respect to the property described on Schedule 2.8(a) if, prior to February 6, 1998, Hvide shall have notified Sellers that, as a result of its due diligence investigation of environmental risks relating to the Real Property, it has determined not to purchase the Real Property.

SECTION 12.  GUARANTEE

         12.1 Hvide's Guarantee. Hvide unconditionally guarantees the full and timely payment by STCI of its portion of the Purchase Price under this Agreement.

SECTION 13.  MISCELLANEOUS.

         13.1 Survival of Representations and Warranties. Every representation and warranty of each of the parties set forth in this Agreement and all of the rights and remedies of the other parties related to misrepresentations and inaccuracies related thereto shall survive, and not be deemed waived by, the Closing, and shall be effective regardless of any investigation that may have been made at any time by or on behalf of any party or its directors, officers, employees, or agents.

         13.2 Expenses. Except as otherwise provided in Section 11.2 hereof, the parties shall pay their respective expenses (including the fees, disbursements, and expenses of their respective attorneys and accountants) in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

         13.3 Notices. Each party hereto shall promptly give written notice to the other parties upon becoming aware of the occurrence of, or any impending or threatened occurrence of, any event that would cause or constitute a breach of any of its representations, warranties, or covenants contained in this Agreement, and such party shall use its best efforts to prevent or promptly remedy the same. Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered if delivered personally or sent by facsimile to the persons identified below, one business day following deposit with a reputable overnight courier, or three business days after deposit in the U.S. mail if mailed by certified or registered mail, return receipt requested, addressed as follows:

                  If to the Sellers, to:

                           Kirby Corporation
                           Sabine Transportation Company
                           Kirby Tankships, Inc.
                           1775 St. James Place, Suite 200
                           Houston, TX 77056
                           Attention: Brian K. Harrington
                           Facsimile:  (713) 435-1010
                           Telephone:  (713) 435-1102

                  with a copy to:

                           Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 3200
                           Dallas, TX 75202
                           Attention: Thomas G. Adler
                           Facsimile:   (214) 855-4300
                           Telephone:   (214) 855-4325

                  If to Hvide, to:

                           Hvide Marine Incorporated
                           2200 Eller Drive, P.O. Box 13038
                           Ft. Lauderdale, FL  33316
                           Attention: Walter S. Zorkers
                           Facsimile:   (954) 527-4553
                           Telephone:   (954) 524-4200, Ext. 400

                  with a copy to:

                           Dyer Ellis & Joseph PC
                           600 New Hampshire Ave., NW
                           Washington, DC 20037
                           Attn: Michael Joseph
                           Facsimile:    (202) 944-3068
                           Telephone:    (202) 944-3000

                  If to STCI, to:

                           Sabine Transportation Company
                           500 Stickle Drive N.E.
                           P.O. Box 5399
                           Cedar Rapids, Iowa 52406-5399
                           Facsimile:     (319) 362-8212
                           Telephone:     (319) 366-5854
                           Telex:         439006

Any party may change its address to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

         13.4 Modification or Waiver. This Agreement may be amended, modified, or superseded at any time by a written instrument executed by the Sellers and the Buyers, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived by written instrument executed by the party intended to be benefited thereby. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation, or warranty in this Agreement.

         13.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that prior to the Closing Date, no assignment of any rights provided for herein may be made by any party without the written consent of the other parties which consent shall not be unreasonably withheld.

         13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida.

         13.7 Section Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         13.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the purchase and sale of the Assets in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the appropriate officers of each party to this Agreement are hereby directed and authorized to use their good faith efforts to effectuate all such action.

         13.9 Entire Agreement. This agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior letters of intent, agreements, and understandings relating to the subject matter hereof.

         13.10 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

         13.11 Counterparts. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement.

         13.12 Attorneys' Fees. If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         13.13 Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.

         13.14 Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law, court decision, or other legal precedent that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The parties hereto also acknowledge and agree that this Agreement pertains to the purchase and sale of certain defined assets and, notwithstanding anything to the contrary herein, shall be interpreted as such and not as pertaining to the purchase and sale of any of the Sellers or their businesses as going concerns. Sellers recognize that Buyers have relied upon information regarding the Business in conducting their due diligence with respect to the Assets.

         13.15 Arbitration. Should any dispute arise out of this Agreement with respect to the purchase and sale of the Vessels, the matter in dispute shall be referred to arbitration in New York City. The arbitrators shall be commercial persons conversant with shipping matters. Unless the parties agree upon a sole arbitrator, one arbitrator shall be appointed by the Buyer and one arbitrator shall be appointed by the Seller, and a third arbitrator shall be appointed by the two so chosen. If either of the appointed arbitrators refuses to act or is incapable of acting, the party who appointed the arbitrator shall appoint a new arbitrator in his or her place. If one party fails to appoint an arbitrator, whether originally or by way of substitution, for two weeks after the other party, having appointed its arbitrator, has (by telefax or letter) called upon the defaulting party to make the appointment, the Society of Maritime Arbitrators, Inc. shall, upon application of the other party, appoint an arbitrator on behalf of the defaulting party and that arbitrator shall have the like powers to act in the reference and make an award (and, if the case so requires, the like duty in relation to the appointment of a third arbitrator) as if he had been appointed by a party to this Agreement in accordance with the terms of this Clause. The proceedings under this Section 13.16 shall be conducted in accordance with the Rules of the Society of Maritime Arbitrators, Inc. as in effect at the time the arbitration proceedings commence.

         The arbitration award may grant any remedy or relief deemed by the arbitrators to be just and equitable, including specific performance of this Agreement; provided, however, that the arbitrators shall not be empowered to award consequential or punitive damages nor any other damages in excess of actual damages. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         3.16 General Disclaimer. Except as set forth in Section 2 of this Agreement, neither Sellers nor anyone acting on their behalf has made any further representation or warranty, either express or implied, concerning the subject matter of this Agreement and the transactions contemplated hereby, including any such further representation or warranty concerning the physical nature or condition of the Real Property, the existence or nonexistence of Materials of Environmental Concern on, at, or under the Real Property, or use of the Real Property, and Buyers have not relied on any such further representation or warranty. This Agreement shall not be governed by the warranties provided by the Uniform Commercial Code as adopted in any jurisdiction. Except for representations and warranties expressly set forth in this Agreement, the Schedules hereto, and the documents delivered as the Closing, no other representations or warranties, either express or implied, have been made by or on behalf of Sellers or relied upon by Buyers. OTHER THAN REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, ANY INSTRUMENT OF CONVEYANCE OR OTHER DOCUMENT EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT, BUYERS (a) UNDERSTAND AND AGREE THAT NEITHER SELLERS NOR ANYONE ACTING ON THEIR BEHALF MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE BUSINESS, ASSETS OR ASSUMED OBLIGATIONS REFERRED TO HEREIN, THE SEAWORTHINESS, CONDITION OR WORKMANSHIP OF ANY ASSET, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR THE CAPACITY, STABILITY, UTILITY, SALABILITY, OPERATION, CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR A PARTICULAR PURPOSE THEREOF AND (b) ACCEPT SUCH ASSETS AND VESSELS ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS. BUYERS ASSUME THE FULL RISK OF FUTURE PROSPECTS, CONTINUATION OF RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS, AS WELL AS THE BUSINESS AND FINANCIAL RISK, INCLUDING THE NEED FOR SUBSTANTIAL WORKING CAPITAL, IN CONNECTION WITH THE OPERATION OF THE BUSINESS AFTER THE CLOSING.

         3.17 Oil Pollution Act. Buyers are familiar with the provisions of the Oil Pollution Act of 1990, which will have a material impact with respect to the tank vessels included in the Vessels, all of which are of single-hull construction. Buyers understand that the Oil Pollution Act of 1990 imposes limitations on the useful lives of all such tank vessels for purposes of their operation in U.S. waters.

         13.18 Books and Records; Personnel. For a period of seven years from the Closing Date (or such longer period as may be required by any governmental agency or requested by Sellers in connection with disputes or litigation):

         (a) Buyers shall neither dispose of nor destroy any of the books and records delivered to Buyers in connection with the Closing without first offering to turn over possession thereof to Sellers by written notice to Sellers at least 30 days prior to the proposed date of such disposition or destruction;

         (b) Buyers shall allow Sellers and their agents reasonable access to such books and records during normal working hours at the offices of Buyers at which such books and records are located; and

         (c) Buyers shall make available to Sellers upon written request therefor (i) copies of any such books and records, (ii) Buyers' personnel to assist Sellers in locating and obtaining any such books and records, and (iii) any of Buyers' personnel who were employed by Sellers prior to the Closing Date and whose assistance or participation is reasonably required by Sellers in connection with existing or future litigation, tax returns or other matters in which Sellers are involved. Sellers shall reimburse Buyers for the reasonable out-of-pocket expenses incurred by Buyers in performing the covenants contained in this Section 13.18.

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

                                 Sellers

                                     Kirby Corporation

                                     By: /s/ Brian K. Harrington
                                        ---------------------------
                                            Brian K. Harrington
                                            Senior Vice President


                                     Sabine Transportation Company

                                     By: /s/ Brian K. Harrington
                                        ---------------------------
                                            Brian K. Harrington
                                            Vice President


                                     Kirby Tankships, Inc.

                                     By: /s/ Brian K. Harrington
                                        ---------------------------
                                            Brian K. Harrington
                                            Vice President


                                 Buyers

                                     Hvide Marine Incorporated

                                     By: /s/ Walter S. Zorkers
                                        ---------------------------
                                             Walter S. Zorkers
                                             Senior Vice President


                                     Sabine Transportation Company

                                     By: /s/ Rick D. Stickle
                                        ---------------------------
                                             Rick D. Stickle
                                             Chairman